Moore Electronics, a wholly owned subsidiary of
Microhelix Inc., wins the Medtronic ERS Outstanding
Quality Supplier of the Year Award

For Immediate Release

Contact:	Ty Pettit	Marti Lundy
	President - microHelix	VP - Moore Electronics
	(503) 691-7162	(503) 691-7187

(July 6, 2005) - PORTLAND, Oregon - microHelix, Inc. (OTC Bulletin Board: MHLX), a manufacturer of custom and complex cable assemblies for the medical and commercial markets with manufacturing facilities in Portland OR and Nogales, Mexico, today announced that it’s wholly owned subsidiary, Moore Electronics, Inc., had received the Outstanding Quality Supplier of the Year Award from Medtronic Emergency Response Systems (Redmond, WA). Moore Electronics was recognized as an exceptional example of a consistent, reliable, and highly capable supplier.

“Moore Electronics, headquartered in Tualatin, Oregon, is a leading supplier of custom cable assemblies, serving medical and commercial customers for over 25 years, and has achieved an enviable reputation for exceptional quality, total customer service and engineering excellence,” commented Ty Pettit, President and CEO of microHelix.

Marti D. Lundy, Vice President - General Manager of Moore Electronics continued, “We are thrilled to receive this coveted award and credit our 130 dedicated employees for their total commitment to quality. All of the components we manufacture for Medtronic go into automated external defibrillators (“AED”) and patient monitoring systems, products that save lives every day. We are very proud to be part of the Medtronic team, the world leader in external defibrillation and share their commitment to excellence.”

About Medtronic, Inc..

Medtronic’s Emergency Response Systems business unit, located in Redmond, Wash., pioneered defibrillation technology 50 years ago. With over 500,000 LIFEPAK defibrillators distributed worldwide, it is the world’s leading provider of external defibrillators for the treatment of sudden cardiac arrest. For more information on LIFEPAK products, visit www.medtronic-ers.com or call 1-800-442-1142. Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology, alleviating pain, restoring health, and extending life for millions of people around the world.

About microHelix, Inc.

microHelix, Inc. is a manufacturer of complex and custom cable assemblies for the medical and commercial markets. Its Moore Electronics Division, headquartered in Tualatin, OR manufactures cable assemblies for a broad mix of customers, serving major medical device manufacturers with components for defibrillators and patient monitoring devices and serving commercial equipment manufacturers in diverse markets including instrumentation, semi-conductors and robotics. Its Ultrasound Division, headquartered in Tucson, Arizona with manufacturing facilities in Nogales, Mexico, designs and manufactures complex cable assemblies for original equipment manufacturers that are used in applications such as medical ultrasound probes, patient monitoring devices, steerable catheters and flaw detection ultrasound. Additional information about microHelix is available on its two websites: (www.microhelix.com) and (www.moorequality.com).

Statements in this press release other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause microHelix’s actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of microHelix’s products, general economic conditions and such other risks and factors as are described from time to time in microHelix's Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and microHelix does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.